EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of E*TRADE Group, Inc. on Form S-3 of our report dated March 18, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph in relation to the adoption of Financial Accounting Standards No. 145, Rescission of FASB Statement No. 4, 44 and 64, Amendment of FASB No. 13 and Technical Corrections and adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets) appearing in the Annual Report on Form 10-K of E*TRADE Group, Inc. for the year ended December 31, 2002, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California
April 29, 2003